February 24, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2021 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2021. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $1.03 trillion increased 15% over January 2020 and were essentially flat compared to December 2020. Financial assets under management of $168.8 billion increased 11% over January 2020 and were flat compared to December 2020. The year-over-year growth of client assets was primarily driven by market appreciation and the net addition of financial advisors in the Private Client Group.

“Financial advisor retention and recruiting momentum remain solid across all of our affiliation options,” said Chairman and CEO Paul Reilly. “Institutional fixed income and M&A activity continues to be strong.”

Net loans at Raymond James Bank of $21.8 billion increased 3% over January 2020 and declined 1% compared to December 2020.

Record clients’ domestic cash sweep balances of $63.4 billion increased 66% over January 2020 and 3% over December 2020.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $1.03 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	January 31, 2021	January 31, 2020	December 31, 2020	January 31, 2020	December 31, 2020
Client assets under administration	$1,027.7	$895.1	$1,024.8	15%	—%
Private Client Group assets under administration	$975.9	$854.0	$974.2	14%	—%
Private Client Group assets in fee-based accounts	$534.5	$445.6	$532.7	20%	—%
Financial assets under management	$168.8	$151.6	$169.6	11%	—%

Raymond James Bank loans, net	$21.8	$21.2	$22.0	3%	(1)%

Clients’ domestic cash sweep balances	$63.4	$38.2	$61.6	66%	3%